Exhibit (g)(2)
Exhibit (g)(2)
INVESTMENT MANAGEMENT/ADVISORY AGREEMENT
THIS INVESTMENT MANAGEMENT/ADVISORY AGREEMENT (the “Agreement”) is made this 30th day of November, 2005, by and between Main Street Capital Partners, LLC, a limited liability company organized and existing under the laws of Delaware (the “Investment Manager/Advisor”), Main Street Capital II, LP, a limited partnership organized and existing under the laws of Delaware (the “SBIC”), and Main Street Capital II GP, LLC, a limited liability company organized and existing under the laws of Delaware (the “General Partner”).
WHEREAS, the SBIC has applied to receive a license to operate as a Small Business Investment Company from the U. S. Small Business Administration (“SBA”); and
WHEREAS, the General Partner is the General Partner of the SBIC; and
WHEREAS, the General Partner and the SBIC require the services of investment managers and advisors who can manage and operate the affairs of the SBIC; and
WHEREAS, the Investment Manager/Advisor is in a position to provide the SBIC with experienced investment professionals who can take full responsibility for managing and operating the affairs of the SBIC; and
WHEREAS, pursuant to the proposed Agreement of Limited Partnership of the SBIC (“Partnership Agreement”), the General Partner may delegate any part of its authority to the Investment Manager/Advisor and any management fees attendant thereto;
WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Agreement by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Investment Manager/Advisor, the SBIC and the General Partner agree as follows:
Section 1. Services To Be Provided By The Investment Manager/Advisor. The Investment Manager/Advisor hereby agrees to provide the SBIC with suitable experienced investment professionals to enable the General Partner and the SBIC to conduct their operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA. The Investment Manager/Advisor agrees to pay all salaries, taxes, fringe benefits, travel expenses, and other costs associated with such investment professionals. In addition, the Investment Manager/Advisor agrees to pay all other reasonable and necessary internal cost’s of the General Partner pursuant to the provisions of the Partnership Agreement, including office rental, equipment rental, travel, support, clerical, bookkeeping, and business development expenses; expenses related to developing, investigating and monitoring investments; and other expenses that the General Partner and the SBIC incur in the course of conducting their respective business operation — all in accordance with 13 CFR Sec. 107.520.

The Investment Manager/Advisor also agrees to provide the General Partner with an office suitable for conducting the business of the General Partner and the SBIC, such office to be located in the State of Texas. Such office will be furnished with suitable furniture and office equipment (including suitable computers and computer software) in order to enable the General Partner and the SBIC to conduct their business operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA. The Investment Manager/Advisor also agrees to furnish to the General Partner all suitable utility service, janitorial service, telephone and telefax, and other services in order to enable the General Partner and the SBIC to conduct their business operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA.
The Investment Manager/Advisor shall also seek suitable Partnership investment opportunities and manage the investment policy of the Partnership; perform day-to-day investment operations of the Partnership; provide investment advice; and prepare and disseminate all reports to the Partners required by the Partnership Agreement.
The authority delegated to the Investment Adviser pursuant to this Agreement will be exercised in conformity with the terms and conditions of this Agreement and the Partnership Agreement.
Section 2. Term.
2.1. Length. This Agreement shall be for an initial twelve (12) year term (the “Initial Term”) commencing as of July 1, 2005 (the “Commencement Date”) and terminating on July 1, 2017 (the “Termination Date”), unless this Agreement is earlier terminated pursuant to any other provision of this Agreement or pursuant to law. Upon the expiration of the Initial Term and each Extension Term (defined below), the General Partner shall have the option to extend this Agreement for an “Extension Term” lasting for a period of time to be specified by the General Partner, provided that the General Partner gives the Investment Manager/Advisor at least one (1) month prior written notice of its unconditional and irrevocable exercise of each such option, the Investment Manager/Advisor consents in writing to each such Extension Term, and the General Partner and the SBIC are not then and have not been in default hereunder beyond the expiration of any applicable grace period. In the event the General Partner exercises its option as to an Extension Term, all provisions of this Agreement shall apply during each Extension Term. For purposes hereof, the term “Term” shall mean the Initial Term and any Extension Term. At any time during the Term of this Agreement, any party to this Agreement may terminate this Agreement by giving the other parties at least ninety days’ prior written notice of its decision to terminate.
2.2. Surrender. This Agreement shall cease and terminate at the end of the Initial Term hereof (or, in the event of a validly exercised extension option, at the end of such Extension Term), without the necessity of any notice of termination from any of the parties. The General Partner shall at its expense, at the expiration of the Initial Term or any Extension Term or upon any earlier termination of this Agreement: (a) promptly surrender to the Investment Manager/Advisor possession of the General Partner offices in good order and repair (ordinary wear and tear excepted) and broom clean; and (b) repair any damage to the General Partner offices caused by such removal.
Section 3. Compensation. In consideration for the services provided to the General Partner and the SBIC by the Investment Manager/Advisor under the terms of this Agreement, the SBIC shall pay to the Investment Manager/Advisor a management fee computed in accordance with the Partnership Agreement. Such compensation shall be due and payable as set forth in the Partnership Agreement.
Section 4. Use and Operation of the General Partner’s Office. The General Partner shall occupy and use the office provided by the Investment Manager/Advisor for and only for the operation of the SBIC. The General Partner shall use the Premises for no other use unless approved in advance in writing by the Investment Manager/Advisor, such approval not to be unreasonably withheld. The General Partner covenants and agrees that it shall observe and comply with all laws, orders, ordinances, rules, requirements and regulations of any and all governmental departments, bodies, bureaus, agencies, and officers, and all rules, directions, requirements and reasonable recommendations of the Investment Manager/Advisor’s and the General Partner’s insurers and of any fire insurance underwriters or rating organization, and of the state and local health departments, and of any other bodies or agencies now or hereafter exercising similar functions in the area in which the General Partner’s office is situated, in any way pertaining to the use and occupancy thereof.
Section 5. Insurance. The Investment Manager/Advisor shall maintain at its expense, throughout the Term,
(a) commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring the General Partner against loss or liability in connection with bodily injury, death, property damage (including loss of use of property) and personal injury, occurring within the General Partner’s office or arising out of the operation, use or occupancy thereof by the General Partner or its agents, employees, officers, subtenants, customers, invitees, visitors and guests. Such policy or policies shall have such limits as are reasonably required by the Investment Manager/Advisor from time to time;
(b) workmen’s compensation and other insurance which the General Partner is required by law to maintain; and
(c) fire insurance with extended coverage.
Section 6. Assignment. None of the Investment Manager/Advisor, the General Partner or the SBIC shall have any right to assign this Agreement without the prior written consent of the other parties, and the SBA. Any such assignment or consent made without the other parties’ and the SBA’s consents shall be void and deemed ineffective.
Section 7. Notices. Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be (a) given in writing, and (b) deemed to have been given (i) forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, to the address of such party set forth hereinabove or to such other address in the United States of America as such party may designate from time to time by notice to the other, or (ii) (if such party’s receipt thereof is acknowledged in writing) on its hand or other delivery to such party.
Section 8. General.
8.1. Effectiveness. This Agreement shall become effective on and only on its execution and delivery by each party hereto.
8.2. Complete Understanding. This Agreement represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.
8.3. Amendment. This Agreement may be amended by and only by an instrument executed and delivered by each party hereto, and only with SBA’s consent.
8.4. Applicable Law. This Agreement shall be given effect and construed by application of the law of Texas.
Section 9. Board of Directors. At all times during the term of this Agreement, the controlling Members of the Investment Manager/Advisor shall consist of Vincent D. Foster and Todd A. Reppert, who are the Voting Members and Managers of the General Partner, as specified in the Limited Liability Company Agreement of the General Partner. This Section 9 shall not be modified without the prior written consent of the SBA.
Section 10. Indemnification. The Investment Advisor/Manager and its officers, directors, employees, agents, consultants or representatives (collectively, “Indemnified Parties”) shall (i) at all times be indemnified by the Partnership pursuant to the indemnification provisions of the Partnership Agreement and (ii) at all times be indemnified by the General Partner as if it were a Member of the General Partner as stated in the indemnification provisions of the Limited Liability Agreement of the General Partner.

IN WITNESS WHEREOF, each party hereto has executed and sealed this Agreement or caused it to be executed and sealed on its behalf by its duly authorized representatives, the day and year first above written.
ATTEST: MAIN STREET CAPITAL PARTNERS, LLC Name: Title: ATTEST: MAIN STREET CAPITAL II GP, LLC Name: Title: ATTEST: MAIN STREET CAPITAL II, LP By: Main Street Capital II GP, LLC, its General Partner . Name: Title: